SCHEDULE 14C
(Rule 14c-101)
INFORMATION REQUIRED IN INFORMATION STATEMENT
SCHEDULE 14C INFORMATION
Information Statement Pursuant to Section 14(c) of the Securities
Exchange Act of 1934

Check the appropriate box:
☑	Preliminary information statement	☐	Confidential, for use of the Commission only (as permitted by Rule 14c-5(d)(2))

☐	Definitive information statement
CONSOLIDATED CAPITAL PROPERTIES IV, LP

(Name of Registrant as Specified in Its Charter)
Payment of Filing Fee (Check the appropriate box):
☐	No fee required

☑	Fee computed on table below per Exchange Act Rules 14c-5(g) and 0-11
(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction: $35,200,000.00, based on the contract price for the property being sold

(5)	Total fee paid: $1,383.36
☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

INFORMATION STATEMENT FOR CONSOLIDATED CAPITAL PROPERTIES IV, LP
SUMMARY OF THE TRANSACTION
REASONS FOR THE SALE
THE SALES PROCESS
THE BUYER
THE PROPERTY
APPROVAL OF THE SALE
PARTNER PROPOSALS
FORWARD-LOOKING STATEMENTS
INTEREST OF CERTAIN PERSONS IN THE SALE
USE OF PROCEEDS
FEDERAL INCOME TAX CONSEQUENCES
NO APPRAISAL RIGHTS
REGULATORY APPROVALS
PLANS AFTER THE SALE
PARTNERSHIP BUSINESS
PARTNERSHIP PROPERTY
SUMMARY OF THE PURCHASE AND SALE CONTRACT
WHERE YOU CAN FIND MORE INFORMATION
DELIVERY OF DOCUMENTS TO SECURITY HOLDERS SHARING AN ADDRESS

INFORMATION STATEMENT
FOR
CONSOLIDATED CAPITAL PROPERTIES IV, LP
c/o AIMCO
STANFORD PLACE 3
4582 SOUTH ULSTER STREET PARKWAY
SUITE 1100
DENVER, COLORADO 80237
Dear Limited Partner:
     We are sending you this information statement to inform you that ConCap Equities, Inc., a Delaware corporation, the general partner (the “General Partner”) of Consolidated Capital Properties IV, LP, a Delaware limited partnership (the “Partnership”), has agreed to sell the Partnership’s apartment complex known as Belmont Place Apartments, located in Marietta, Georgia (the “Property”) to JRK Birchmont Advisors, LLC, a Delaware limited liability company, and JRK Property Holdings, Inc., a California corporation (collectively, the “Buyer”), unaffiliated third parties, for $35,200,000, less the amount of the mortgage on the Property at closing, which the Buyer has agreed to assume.
     The Property is owned by Foothill Chimney Associates Limited Partnership, a Georgia limited partnership (the “Operating Partnership”). The Partnership owns all of the limited partnership interests of the Operating Partnership, and the General Partner is the sole general partner of the Operating Partnership.
     Pursuant to the Partnership’s agreement of limited partnership (the “Partnership Agreement”), the consent of the General Partner and holders of a majority of the outstanding units of limited partnership interest in the Partnership (“Units”) is required to approve the sale of the Property. As of November 11, 2008, 342,773 Units were issued and outstanding. As of November 11, 2008, Aimco Properties, L.P. and its affiliates owned 237,778.50 or approximately 69.37%, of the outstanding Units. Aimco Properties, L.P. and its affiliates will vote their Units in favor of the sale. Accordingly, approval of the sale is assured. We are providing the attached Information Statement in order to notify you of the background and terms of the sale.
     After the sale closes, we estimate that there will be approximately a total of $13,142,000, or $38.00 per Unit, in distributions to distribute to the limited partners. This estimate assumes that the sale of the Property is consummated as of September 30, 2008. This is an estimate, and as explained below, is based upon a number of assumptions.
     We expect a distribution to the limited partners will occur within approximately 90 days after the sale closes. This information statement contains information about the sale and the reasons the General Partner has decided that the sale is in the best interests of the limited partners. The General Partner has conflicts of interest in the sale as described in greater detail herein.
WE ARE NOT ASKING YOU FOR A PROXY AND YOU
ARE REQUESTED NOT TO SEND US A PROXY.
     The date of this information statement is                      ___, 2008.
     This information statement is being mailed on or about the date hereof to all holders of Units of the Partnership at the close of business on                      ___, 2008.

SUMMARY OF THE TRANSACTION
     The following is a brief summary of certain terms of the Operating Partnership’s proposed sale of the Property pursuant to the terms of the Purchase and Sale Contract, dated as of September 29, 2008, among the Buyer, the Operating Partnership and an affiliate of the General Partner, as amended on October 2, 2008, as further amended on October 6, 2008, as further amended on October 21, 2008 (the “Purchase Agreement”). For a more complete description of the terms of the Purchase Agreement, see “Summary of the Purchase and Sale Contract” in this information statement.

Buyer	JRK Birchmont Advisors, LLC, a Delaware limited liability company

JRK Property Holdings, Inc., a California corporation

Property to Be Sold by the Operating Partnership	Belmont Place Apartments, located in Marietta, Georgia, together with all the improvements located on the Property and certain associated property. See “Summary of the Purchase and Sale Contract — The Purchased Assets.”

Additional Properties to be Sold Pursuant to the Purchase Agreement by an Affiliate of the Partnership	The Purchase Agreement also provides for the sale to the Buyer by an affiliate of the General Partner of Laurel Hills Preserve Apartments (the “Additional Property”). While there is one agreement covering the sale of both properties, the sale of the Operating Partnership’s Property is not dependent upon the sale of the Additional Property. The owner of the Additional Property and the Operating Partnership are referred to in this information statement as a “Seller”. See “Summary of the Purchase and Sale Contract — The Purchased Assets.”

Purchase Price and Deposit	The total purchase price for the two properties is $75,200,000, $35,200,000 of which will be allocated to the Property, and the balance allocated to the Additional Property, subject to certain prorations and adjustments at the closing. The Buyer delivered a deposit of $7,500,000, of which the Operating Partnership is allocated $3,520,000 for the Property. The deposit is nonrefundable unless the Buyer is unable to either (a) assume the existing Property mortgage or (b) obtain new financing for the Property, as specified in the Purchase Agreement. The applicable share of the deposit not refunded shall be credited against the purchase price at closing. At the closing, Buyer shall receive a credit against the purchase price in an amount equal to a fixed rate of eight percent (8%) annualized return calculated on a 365-day year on the deposit from the date the deposit was made to the closing date. Such credit is estimated to be approximately $167,000. At the closing, subject to certain conditions in the Purchase Agreement, Buyer will receive a credit against the purchase price of the Property in the amount of the outstanding principal balance and all accrued and unpaid interest (if any) thereon, of the mortgage on the Property assumed by the Buyer. See “Summary of the Purchase and Sale Contract — Purchase Price and Deposit.”

Seller Financing	The Operating Partnership will provide partial financing to the Buyer of the Property in the amount of $2,250,000 at an interest rate of 3.5% for the first three years, and 4% for each year thereafter, until the loan matures on June 1, 2012. See “Summary of the Purchase and Sale Contract — Purchase Price and Deposit.”

Closing	The closing of the transactions contemplated by the Purchase Agreement, including the sale of the Property, is scheduled to occur on January 9, 2009. The closing date is subject to extension at the option of the Buyer or the Operating Partnership pursuant to the terms of the Purchase Agreement, and may be accelerated upon the consent of the parties. See “Summary of the Purchase and Sale Contract — Closing.”

Closing Conditions	Each seller’s, including the Operating Partnership’s, obligation to complete the sale of its respective property is subject to customary conditions, including (i) the applicable lender approval of the loan assumption and release of the Operating Partnership (the “Loan Assumption Approval”), and (ii) obtaining all consents necessary to consummate the transactions described in the Purchase Agreement. The Buyer’s obligation to close the sale of the Property is also subject to customary conditions. See “Summary of the Purchase and Sale Contract — Conditions to the Parties’ Obligation to Close.”

Representations and Warranties	The Purchase Agreement contains customary representations and warranties made by the Buyer and each seller, including the Operating Partnership. The Operating Partnership’s representations and warranties survive for a period of one year after the closing. See “Summary of the Purchase and Sale Contract — Representations and Warranties.”

Covenants	The Purchase Agreement contains customary covenants by each seller under the Purchase Agreement, including the Operating Partnership. See “Summary of the Purchase and Sale Contract — Covenants.”

Termination	The Purchase Agreement contains customary termination rights on behalf of the Buyer and the Operating Partnership, including the failure of certain closing conditions, events of default, and certain other material matters with respect to the Property. See “Summary of the Purchase and Sale Contract — Closing,” “— Conditions to the Parties’ Obligation to Close,” “— Default,” and “—Certain Other Termination Rights.”

Damages for Breach of Representations and Warranties	The liability of each seller (including the Operating Partnership) for a breach of such seller’s representations and warranties is capped at $1,000,000. Additionally, Buyer may not bring any claim for breach of a representation by the Operating Partnership unless the claim for damages exceeds $5,000 (individually or in the aggregate). Each seller is solely responsible for losses resulting from its own breaches. See “Summary of the Purchase and Sale Agreement — Representations and Warranties.”

Use of Proceeds	The Operating Partnership intends to use the gross proceeds from the sale of the Property to pay the outstanding indebtedness, transaction related costs and other liabilities of the Operating Partnership and to make distributions to the partners, including the limited partners of the Partnership. After the payment by the Partnership of the outstanding indebtedness, transaction related costs and other liabilities of the Partnership, the General Partner estimates that approximately $13,142,000 will be available for distribution to the partners of the Partnership, which will be available for distribution to the limited partners in accordance with the Partnership Agreement. See “Use of Proceeds” and “Interests of Certain Persons in the Sale.”

Plans After the Sale	Upon the completion of the sale of the Property and after the payment of transaction related costs and other outstanding obligations of the Operating Partnership and the Partnership, the Partnership will continue to hold and operate its remaining three apartment complexes. The Partnership is considering the sale of its remaining apartment complexes. If the remaining apartment complexes are sold, the Partnership will be dissolved and its affairs wound up as required by the Partnership Agreement. It is unknown if and when these properties may be sold. Potential sales will depend, among other things, on obtaining prices, terms and conditions that are reflective of the General Partner’s view as to the fair market value of the properties. See “Plans After the Sale,” “Legal Proceedings” and “Federal Income Tax Consequences.”

REASONS FOR THE SALE
     The General Partner has determined that the sale of the Property is in the best interests of the limited partners after considering a number of factors, including the following:
•	For the foreseeable future, the Partnership may generate taxable income but may not distribute sufficient operating cash to limited partners to pay resulting tax liabilities.

•	The Partnership has not made any distributions from operations to the limited partners since at least 2003. Since 2004, the Partnership has paid a total of $146.99 per Unit in sales proceeds related to the sales of Rivers Edge, Foothill Place Apartments, Citadel Village Apartments, Village East Apartments, Citadel Apartments, The Apartments, Briar Bay Apartments, Southport Apartments, Point West Apartments and Nob Hill Apartments. Since 2004, the Partnership has also paid a total of $19.51 per Unit in refinancing proceeds from the second mortgage loan obtained on Lake Forest Apartments.

•	The General Partner’s belief that the metropolitan Atlanta area rental market is stagnant, resulting in unchanged rental rates while expenses related to the Property, including maintenance and repair, continue to increase.
     For these reasons and others that were considered by the General Partner in arriving at its decision, the General Partner has approved the sale and the Purchase Agreement, and, as described more fully below, limited partners affiliated with the General Partner holding a majority of the Units have notified the General Partner that they will approve the sale and the Purchase Agreement.
THE SALES PROCESS
     In 2008, the Operating Partnership marketed the Property for sale through a real estate broker and identified a potential purchaser. The Operating Partnership did not consummate a sale with the potential purchaser identified by the real estate broker, and ultimately the marketing agreement between the Operating Partnership and the real estate broker expired. After the expiration of the marketing agreement, the Operating Partnership began to market the Property without third-party assistance and identified the Buyer.
     Apartment Investment and Management Company (“Aimco”), an affiliate of the General Partner, through its affiliates, has varying ownership interests in the other property being sold to the Buyer pursuant to the Purchase Agreement. Aimco’s total ownership interest in Laurel Hills Preserve Apartments is 100%. For purposes of allocating the total disposition pool purchase price being paid by the Buyer for the properties within the disposition pool, Aimco is relying on the Buyer’s allocations, which Aimco has not influenced and which Aimco and the General Partner believe to reflect the fair market value. The purchase price allocations, including that allocated to the Property, may be changed by the Buyer before closing based on third-party appraisals obtained by the Buyer or the Buyer’s lender or as a result of further negotiations of the total purchase price to be paid by the Buyer for the disposition pool.

     The Partnership, the related seller and the Buyer executed the Purchase Agreement on September 29, 2008. The purchase price for the Property is $35,200,000, and the purchase price for the Additional Property is $40,000,000.
THE BUYER
     JRK Birchmont Advisors, LLC and JRK Property Holdings, Inc., which are not affiliated with the Partnership or any other seller, agreed to acquire the Property through an arms-length negotiation. JRK Birchmont Advisors, LLC and JRK Property Holdings, Inc. have an office located at 11766 Wilshire Boulevard, Suite 1450, Los Angeles, California 90025. The phone number for JRK Birchmont Advisors, LLC and JRK Property Holdings, Inc. is (310) 268-8344. The Buyer may assign its rights to acquire the Property to its affiliates so long as the Buyer is not released from its liability under the Purchase Agreement and the Buyer provides written notice to the Operating Partnership of any proposed assignment no later than 10 days prior to the closing date. The Buyer and its affiliates are in the business of operating residential rental housing. The Buyer or its affiliates have informed the General Partner that they plan to operate the Property following the sale. Affiliates of the General Partner have conducted prior business with the Buyer or its affiliates, including the sale of other properties to the Buyer or its affiliates in the last three fiscal years for an aggregate purchase price of $314,895,000.
THE PROPERTY
     The Operating Partnership has owned and operated the Property, a 326-unit apartment complex located in Marietta, Georgia, since 1994. The Property (together with the Operating Partnership’s cash on hand) constitutes 100% of the Operating Partnership’s total outstanding assets. The limited partnership interest in the Operating Partnership (together with the Partnership’s cash on hand) constitutes approximately 69% of the Partnership’s total outstanding assets. There is a first mortgage loan on the Property with an unpaid principal balance and accrued interest of approximately $18,736,644 as of September 30, 2008. The loan encumbering the Property will be assumed by the Buyer at the closing. The Operating Partnership and the Partnership have other indebtedness of approximately $555,940, as of September 30, 2008.
APPROVAL OF THE SALE
     The General Partner approved the sale and determined that it is in the best interests of the Partnership and the limited partners.
     Section 2.01 of the Partnership Agreement permits the General Partner to cause the Partnership to sell multiple properties representing in the aggregate more than 50% of the aggregate net book value of all of the Partnership’s properties (as of the end of the most recently completed calendar quarter) to a single purchaser (or such purchaser’s affiliates) in a single sale, or in multiple sales in the same six-month period, with the approval of the limited partners holding a majority of the then outstanding Units.
     As of November 11, 2008, the Partnership had approximately 5,123 limited partners who collectively own 342,773 outstanding Units. Each Unit represents approximately 0.0003% of the outstanding Units. As of November 11, 2008, affiliates of the General Partner owned 237,778.50 Units, or 69.37% of the outstanding Units. The affiliates of the General Partner holding 69.37% of the Units have notified the General Partner that they will consent in writing to the sale and the Purchase Agreement. The following limited partners shall execute such written consent:

	Number of
Name and Address	Limited	Percent of
of Beneficial Owner	Partnership Units	Class
AIMCO IPLP, L.P.	67,033.5	19.56%

IPLP Acquisition I, LLC	29,612.5	8.64%

AIMCO Properties, L.P. (1)	141,132.5	41.17%

Total:	237,778.5	69.37%

(1)	AIMCO Properties, L.P. is the operating partnership of Aimco. The general partner of AIMCO Properties, L.P. is AIMCO-GP, Inc., which is a wholly owned subsidiary of Aimco. Through AIMCO-GP, Inc. and AIMCO-LP Trust, of which Aimco is the sole beneficiary, Aimco owns approximately 90% of AIMCO Properties, L.P. Together, Aimco and AIMCO Properties, L.P. directly or indirectly own 100% of AIMCO IPLP, L.P. and IPLP Acquisition I, LLC.
     Upon the execution of such written consent, the holders of a majority of the Units will approve the sale and the Purchase Agreement, and, as a result, no vote of any other Unit holder will be necessary to approve the sale or the Purchase Agreement. Accordingly, the Partnership is not soliciting any other votes. In addition, the written consent authorizes the Operating Partnership, in its discretion, to reduce the gross purchase price for the Property up to 10% and to make any other amendments to the Purchase Agreement (including, without limitation, the closing date, due diligence duties and closing conditions) which, in the Operating Partnership’s opinion, are necessary, appropriate or desirable in connection with the sale and which do not materially and adversely affect the Partnership. Such written consent will become effective twenty days after the mailing of this information statement. This information statement constitutes notice to the limited partners of the Partnership with respect to this matter as required by Article XI of the Partnership Agreement.
PARTNER PROPOSALS
     In accordance with the terms of the Partnership Agreement, the Partnership does not have annual meetings. Thus, there is no deadline for submitting partner proposals as set forth in Rule 14a-5 under the Securities Exchange Act of 1934, as amended. The limited partners may call a special meeting to vote upon matters permitted by the Partnership Agreement with the prior consent of at least 10% of the outstanding Units.

FORWARD-LOOKING STATEMENTS
     Certain statements made herein contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such statements are indicated by words such as “believes,” “intends,” “expects,” “anticipates” and similar words or phrases. Such statements are based on current expectations and are subject to risks, uncertainties and assumptions. Should any of these risks or uncertainties materialize, or should the underlying assumptions prove incorrect, actual results may vary materially from those anticipated, estimated or projected. Factors that could cause actual results to differ materially from those in our forward-looking statements include the ability of the local general partners to sell the underlying properties on economically advantageous terms, real estate and general economic conditions in the markets in which the properties are located and changes in federal and state tax laws that may create tax disadvantages for certain distributions, some of which may be beyond our control. Given these uncertainties, limited partners are cautioned not to place undue reliance on our forward-looking statements.
INTEREST OF CERTAIN PERSONS IN THE SALE
     The General Partner has interests, some of which are in conflict with the interests of the limited partners, with respect to the sale. A general partner generally is liable for all recourse debts and other liabilities of a partnership when the partnership’s assets are insufficient. A sale of the Property reduces the General Partner’s liability for existing and future Partnership debt and liabilities. As noted above, Aimco Properties, an affiliate of the General Partner, and its affiliates, own 69.37% of the Units of the Partnership and will receive their corresponding share of distributable sales proceeds.
     In addition, a portion of the proceeds from the sale of the Property, after payment of certain transaction costs but before distribution of any proceeds, will be used to repay indebtedness of each of the Operating Partnership and the Partnership estimated to be $555,940 as of September 30, 2008.
     The Operating Partnership will provide partial financing to the Buyer of the Property in the amount of $2,250,000 (the “Seller Financing”). The Seller Financing will be subject to the consent of the Assumption Lender to (i) the recording of a second lien mortgage or deed of trust, as applicable, against the Property in favor of the Operating Partnership as security for the Seller Financing and (ii) authorization for Aimco, an affiliate of the General Partner, or its designated affiliate to assume management responsibilities at the Property in the event of default by the Buyer. If the parties are unable to obtain consent from the Assumption Lender to the imposition of a second lien on the Property, the Seller Financing will be secured by a pledge of 100% of the ownership interests in the Buyer owning the Property in favor of the Operating Partnership and providing that Aimco, an affiliate of the General Partner, or its affiliate will assume management of the applicable entity and the Property upon a default on the Seller Financing. Interest shall be payable on the Seller Financing at a rate of 3.5% for the first three years, and 4% each year thereafter until the loan matures on June 1, 2012.

USE OF PROCEEDS
     We estimate that we will use the gross proceeds from the sale as follows (subject, however, to such reductions in the purchase price and reallocations in the proceeds as determined by the General Partner, in its reasonable discretion, to address objections made by the Buyer to the condition of the Property):

Gross purchase price	$35,200,000
Less: Loan by Operating Partnership to the Buyer**	(2,250,000)

Net Cash Purchase Price	$32,950,000
Plus: Cash and cash equivalents	461,399
Plus: Other partnership assets	4,008,613 *
Less: Mortgage debt, including accrued interest	(18,736,644)
Less: Accounts payable, accrued expenses and other liabilities	(555,940)
Less: Deferred revenue on deposit received from Buyer	(3,520,000)*
Less: Estimated closing costs, including transfer taxes	(739,200)
Less: Reserve for contingencies	(704,000)
Less: Estimated state withholding taxes	(22,210)

TOTAL	$13,142,019

Net proceeds distributable to all Partners	$13,142,019
Percentage of proceeds allocable to Limited Partners	100%

Net proceeds distributable to Limited Partners	$13,142,019

Net proceeds distributable to Limited Partners	$13,142,019
Total number of Limited Partner Units	342,773

Distributable net proceeds per Limited Partner Unit	$38

*	The Operating Partnership has received a deposit of $3,520,000 from the Buyer. The restricted escrow is included in the ‘other partnership assets’ amount above. The corresponding deferred revenue balance will be recognized as income at the time of the closing or termination of the contract (see “Summary of the Purchase and Sale Contract” in this information statement).

**	Upon collection of this loan by the Operating Partnership at maturity, the funds will then be available for distribution to the partners of the Operating Partnership, including the Partnership. The Partnership will then follow the provisions of the Partnership Agreement regarding disbursement of such funds, including a possible distribution to the Limited Partners.
     In addition, the sale of the Property may require the General Partner to escrow part of the proceeds from the sale for some period of time if the General Partner agrees with the Buyer to do so.
     These estimates assume that the closing of the sale occurred as of September 30, 2008, and are based on information known to the General Partner at this time. These figures will adjust based upon the fact that closing will occur after September 30, 2008. Of course, many factors could cause the actual use of proceeds to vary from these estimates, including delays or unforeseen complications with the closing or contingent liabilities of the Partnership.
FEDERAL INCOME TAX CONSEQUENCES
     The tax consequences to you of a sale of the Property may be significant. The following discussion briefly summarizes the typical material aspects of the federal income tax consequences for the limited partners that should be considered in connection with the sale; however, the tax consequences to you could be materially different for a variety of reasons. The discussion is based on current law, which is subject to change (possibly with retroactive effect), and does not consider state, local and foreign income tax aspects of the sale. For purposes of this tax discussion, references to “I.R.C. Section” are to sections of the Internal Revenue Code of 1986, as amended. THIS DISCUSSION DOES NOT ADDRESS SPECIAL CONSIDERATIONS AND RULES APPLICABLE TO LIMITED PARTNERS THAT ARE TAX-EXEMPT OR FOREIGN ENTITIES.
     EACH LIMITED PARTNER SHOULD CONSULT AND MUST RELY UPON HIS, HER OR ITS OWN TAX ADVISOR IN ORDER TO UNDERSTAND FULLY THE FEDERAL, STATE, LOCAL AND FOREIGN INCOME AND ESTATE AND GIFT TAX CONSEQUENCES TO HIM, HER OR IT ARISING FROM THE SALE.
     Tax Consequences if the Property is Sold. The General Partner estimates that a typical limited partner will recognize total taxable income from the sale of the Property of approximately $2.00 per Unit. The total taxable income is estimated to consist of “unrecaptured I.R.C. Section 1250 gain” that will be taxed at a maximum 25% rate to an individual limited partner of $10.00 per Unit, long-term capital loss of $1.00 per Unit, and an ordinary loss of $7.00 per Unit.
     The Partnership will recognize gain from the sale of the Property to the extent that the amount the Partnership realizes from that sale exceeds its adjusted basis in the Property. The Partnership’s amount realized from the sale includes the sum of cash it receives from Buyer plus the fair market value of any property it receives other than money. If Buyer assumes or takes the Property subject to liabilities which encumber the Property, the face amount of those liabilities also is included in the Partnership’s amount realized as though Buyer had made a cash payment to the Partnership in the same amount. Selling expenses of the Partnership, such as legal fees and title costs, reduce the Partnership’s amount realized. Any gain recognized by the Partnership will be allocated to the partners, including the limited partners, in accordance with the Partnership agreement. The amount of selling expenses is an estimate based on a number of assumptions with respect to closing costs discussed under “Use of Proceeds.”
     To the extent that a partnership is not a “dealer” with respect to a property, any gain in excess of “depreciation recapture gain” (discussed below) and “unrecaptured I.R.C. Section 1250 gain” (discussed below) generally will be taxed as gain arising from the sale of property used in the partnership’s trade or business under I.R.C. Section 1231 (“I.R.C. Section 1231 gain”). Each limited partner will be allocated its share of the Partnership’s I.R.C. Section 1231 gain, if any. In general, if the combination of all I.R.C. Section 1231 gains and losses of a particular limited partner for a taxable year results in a net gain, all of such gains and losses will be characterized as long-term capital gains and losses. If the combination results in a net loss, all of such gains and losses will be characterized as ordinary gains and losses. However, notwithstanding the foregoing, gains from the sale or exchange of I.R.C. Section 1231 property, if any, will be treated as ordinary gains to the extent of a limited partner’s unrecaptured net I.R.C. Section 1231 losses for the five most recent prior years. As a result, all or a portion of any I.R.C. Section 1231 gain, if any, from the sale of the Partnership’s property allocated to a limited partner may be treated as ordinary income, rather than long-term capital gain, if the limited partner has had net I.R.C. Section 1231 losses in prior years.
     Under I.R.C. Section 1245, gain, if any, recognized by the Partnership from the sale of any of its depreciable or amortizable personal property and certain statutorily designated real property, i.e., “depreciation recapture gain,” is re-characterized as ordinary income and will be allocated to the partners as such. The amount of the Partnership’s depreciation recapture gain equals the amount by which the lower of the (i) amount realized or (ii) recomputed basis (i.e., the property’s basis plus all amounts allowed or allowable for depreciation) of the transferred property exceeds that property’s adjusted basis.
     Under I.R.C. Section 1250, no portion of the gain recognized by the Partnership upon the disposition of its residential rental real property generally is re-characterized as ordinary income because such property is depreciated using the straight-line method. However, under I.R.C. Section 291(a)(1), a portion of a corporation’s capital gain from the disposition of residential rental real property is re-characterized as ordinary income. The portion that is re-characterized equals 20% of the amount that would have been treated as ordinary income under I.R.C. Section 1245 if the transferred property were I.R.C. Section 1245 property (which generally would be all depreciation deductions previously claimed). Therefore, under I.R.C. Section 291(a)(1), corporate limited partners of the Partnership may recognize ordinary income upon a disposition of the Partnership’s residential rental real property.
     In the case of limited partners of the Partnership that are individuals, estates, or trusts, the application of I.R.C. Section 1250 will not require those taxpayers to recognize gain taxable as ordinary income; however, those limited partners may be allocated gain from the Partnership’s sale of the property that is taxed as “unrecaptured I.R.C. Section 1250 gain.” Unrecaptured I.R.C. section 1250 gain generally is equal to the gain on the sale of real property that is attributable to straight-line depreciation. The maximum federal tax rate at which unrecaptured I.R.C. Section 1250 gain currently is 25%.
     In the case of limited partners that are individuals, trusts, or estates, gain from the sale of the Partnership’s property that is not taxed as ordinary income or as unrecaptured I.R.C. Section 1250 gain generally is taxed at a current maximum capital gains tax rate of 15%. Gain from the sale of the Partnership’s property that is allocated to limited partners that are corporations is not subject to preferential capital gains tax rates.
     If a limited partner possesses suspended tax losses, tax credits, or other items of tax benefit, such items may be used to reduce any tax liability that arises with respect to any gain resulting from the sale of the Partnership’s property and allocated to that limited partner. The determination of whether a limited partner possesses suspended tax losses, tax credits, or other items of tax benefit that may reduce any gain resulting from the sale will depend upon each limited partner’s individual circumstances. Limited partners are urged to consult with their tax advisors in this regard.
     Distributions of Cash. A distribution of cash by the Partnership to a limited partner will be treated as an amount realized from a sale of the limited partner’s interest in the Partnership and will result in taxable gain only to the extent that the distribution exceeds the limited partner’s adjusted tax basis in his, her or its Partnership interest. Otherwise, distributions will be tax free, and the adjusted basis of the limited partner’s Partnership interest will be decreased, but not below zero.
     Generally, any gain recognized by a limited partner arising from a cash distribution by the Partnership will be capital gain. Nevertheless, to the extent that a portion of that gain is attributable to “unrealized receivables” of the Partnership, including depreciation recapture, or to certain inventory items described in I.R.C. Section 751, such gain will be taxed as ordinary income. The General Partner does not believe that any portion of a limited partner’s gain will be taxable as ordinary income under I.R.C. Section 751.
     Proceeds available for distribution to the limited partners from the sale of the Property after repayment of the Partnership’s debts may be less than the gain recognized by the Partnership (as a result of the sale) that is allocable to the partners, gain recognized by the partners as a result of any cash distributions (including deemed distributions of cash as a result of a reduction in a limited partner’s share of Partnership liabilities) from the Partnership, and any tax liability resulting from the foregoing. Accordingly, limited partners may be required to use funds from sources other than the Partnership in order to pay any tax liabilities that may arise as a result of the recognition of gain.
     Tax Consequences if the Property is Not Sold. It is possible that continued operation of the Partnership may generate taxable income to the limited partners unless there is adequate depreciation and other deductions equal to or greater than the income generated from the Property. Limited partners may be required to use funds from sources other than the Partnership in order to pay any tax liabilities that may arise as a result of the Partnership’s continued operation of the Property and as a result of the Partnership’s continued operation of other properties. Even if the Property is sold, the Partnership also will continue to incur the administrative costs of operating the Partnership due to its continued operation of other properties, including the cost of preparing and filing a Partnership tax return and it will continue to receive management fees. If a limited partner possesses suspended tax losses, tax credits or other items of tax benefit, such items may potentially be used to reduce any tax liability that arises with respect to any taxable net income as a result of the Partnership operations. Limited partners are urged to consult their tax advisors in this regard.
NO APPRAISAL RIGHTS
     Limited partners are not entitled to dissenters’ appraisal rights under applicable law or the Partnership Agreement in connection with the sale of the Property.

REGULATORY APPROVALS
     Other than the filing and distribution of this information statement, no regulatory approvals are required for the sale.
PLANS AFTER THE SALE
     The Partnership is engaged in the business of operating and holding real estate properties for investment. In general, the General Partner evaluates the Partnership’s properties by considering various factors, such as the Partnership’s financial position and real estate and capital markets conditions. The General Partner monitors a property’s specific locale and sub-market conditions (including stability of the surrounding neighborhood), evaluating current trends, competition, new construction and economic changes. It oversees the operating performance of the property and continously evaluates the physical improvement requirements. In addition, the financing structure for the property (including any prepayment penalties), tax implications, availabilty of attractive mortgage financing to a purchaser, and the investment climate are considered. Any of these factors, and possibly others, could potentially contribute to any decision by the General Partner to sell, refinance, upgrade with capital improvements or hold a Partnership property. The Partnership is considering the sale of its remaining apartment complexes. If the remaining apartment complexes are sold and the Seller Financing is repaid, the Partnership will be dissolved and its affairs wound up as required by the Partnership Agreement. It is unknown if and when these properties may be sold. Potential sales will depend, among other things, on obtaining prices, terms and conditions that are reflective of the General Partner’s view as to the fair market value of the properties. Although the future operating results of your Partnership are uncertain, the operating performance of the properties in which your Partnership has an interest may improve in the future or the private resale market for properties could improve over time, which, in turn, may result in higher property values, making a sale of the properties in which your Partnership has an interest a more attractive option in the future. Such values, however, are also a function of the interest rate environment at the time.
PARTNERSHIP BUSINESS
     The Partnership is a publicly held limited partnership that was organized under the California Uniform Limited Partnership Act on December 20, 1976. The Partnership effected a redomestication merger to change the Partnership’s state of formation to Delaware, and the Partnership is now governed by the Delaware Revised Uniform Limited Partnership Act. ConCap Equities, Inc., a Delaware corporation, is the General Partner of the Partnership. The General Partner is a subsidiary of Aimco, a publicly traded real estate investment trust.
     The Partnership’s primary business is to operate and hold real estate properties for investment. The Partnership, through its public offering of Units, sold 343,106 Units aggregating $171,553,000. The General Partner owns a 0.2% interest in the Partnership. Since its initial offering, the General Partner has not received, nor are the limited partners required to make, additional capital contributions.
     The Partnership originally acquired 48 apartment properties with the funds obtained from proceeds of its public offering. The Partnership recently sold Citadel Apartments in March 2007;

Lake Forest Apartments in April 2007; The Apartments in April 2007; Foothill Place Apartments in June 2008; Citadel Village Apartments in June 2008; Village East Apartments in June 2008; and River’s Edge in September 2008. The Partnership continues to hold, own and operate four apartment complexes, one of which is the Property and the others of which are known as Arbors of Hermitage, located in Nashville, Tennessee; 865 Bellevue, located in Nashville, Tennessee; and Post Ridge, located in Nashville, Tennessee.
     The Partnership has no employees. Management and administrative services are performed by the General Partner and by agents retained by the General Partner. An affiliate of the General Partner provides such property management services.
     The General Partner intends to maximize the operating results and, ultimately, the net realizable value of the Partnership’s assets in order to maximize the return for the limited partners. Such results may best be achieved by holding and operating the properties or through property sales or exchanges, refinancings, debt restructurings or relinquishment of the assets. The Partnership evaluates each of its holdings periodically to determine the most appropriate strategy for each of the assets.
     Certain Partnership financial information is incorporated by reference to the audited financial statements for the Partnership’s 2007 and 2006 fiscal years set forth in Part II, Item 7 of the Partnership’s Annual Report on Form 10K-SB for the fiscal year ended December 31, 2007 (the “2007 10-K”) filed with the Securities and Exchange Commission (the “SEC”) on March 31, 2008 and the unaudited financial statements for the six months ended June 30, 2007 and 2008 filed with the SEC on August 13, 2008 (the “June 2008 10-Q”).
     For information on certain pending and ongoing litigation and governmental investigations, please refer to the 2007 10-K, the June 2008 10-Q and Form 8-K filed with the SEC on September 16, 2008.
PARTNERSHIP PROPERTY
     The following table sets forth the Partnership’s current investment in real property:

Property	Date of Purchase	Use
Belmont Place (2)	August 1982	Apartment — 326 units

Arbors of Hermitage,	September 1988	Apartment — 350 units
Nashville, Tennessee (1)

865 Bellevue, Nashville,	July 1982	Apartment — 326 units
Tennessee (1)

Post Ridge, Nashville,	July 1982	Apartment — 150 units
Tennessee (2)

(1)	Property is held by a limited partnership and/or limited liability company in which the Partnership owns a 100% interest.

(2)	Property is held by a limited partnership in which the Partnership owns a 99% interest.
SUMMARY OF THE PURCHASE AND SALE CONTRACT
     The following summarizes the material terms and conditions of the Purchase Agreement. Nothing in this information statement is intended to modify the terms of the written Purchase Agreement.
The Purchased Assets
     The Operating Partnership has agreed to sell all of the Operating Partnership’s interest in and to the Property, together with all the improvements located on the Property. The Purchase Agreement also provides for the sale of another property that is owned by an affiliate of the General Partner. Subject to the Buyer’s right to elect to exclude certain items pursuant to the terms and conditions of the Purchase Agreement, the Buyer has agreed to assume the Operating Partnership’s liabilities and obligations under the Property’s contracts, equipment leases, purchase orders, maintenance, service and utility contracts (to the extent assignable) and the Property’s tenant leases after the closing.
     The other property being sold pursuant to the Purchase Agreement by an affiliate of the General Partner is as follows:

					Number
Property	Location	Buyer	Seller	Price	of Units
Laurel Hills Preserve Apartments	Marietta, Georgia	JRK Property Holdings, Inc. and JRK Birchmont Advisors, LLC	Ambassador IV, L.P.	$40,000,000	720
Purchase Price and Deposit
     The total purchase price for the two properties is $75,200,000, $35,200,000 of which will be allocated to the Property, and the balance allocated to the Additional Property, subject to certain prorations and adjustments at the closing. The Buyer delivered a deposit of $7,500,000, of which the Operating Partnership is allocated $3,520,000 for the Property. The deposit is nonrefundable unless the Buyer is unable to either (a) assume the existing Property mortgage or (b) obtain new financing for the Property, as specified in the Purchase Agreement. The applicable share of the deposit not refunded shall be credited against the purchase price at closing. At the closing, Buyer shall receive a credit against the purchase price in an amount equal to a fixed rate of 8% annualized return calculated on a 365-day year on the deposit from the date the deposit was made to the closing date. Such credit is estimated to be approximately $167,000. At the closing, subject to certain conditions in the Purchase Agreement, Buyer will receive a credit against the purchase price of the Property in the amount of the outstanding principal balance and all accrued and unpaid interest (if any) thereon, of the mortgage on the Property assumed by the Buyer.
     Aimco, an affiliate of the General Partner, through its affiliates, has varying ownership interests in the other property being sold to the Buyer pursuant to the Purchase Agreement. Aimco’s total ownership interest in Laurel Hills Preserve Apartments is 100%. For purposes of allocating the total disposition pool purchase price being paid by the Buyer for the properties within the disposition pool, Aimco is relying on the Buyer’s allocations, which Aimco has not influenced and which Aimco and the General Partner believe to reflect the fair market value. The purchase price allocations, including that allocated to the Property, may be changed by the Buyer before closing based on third-party appraisals obtained by the Buyer or the Buyer’s lender or as a result of further negotiations of the total purchase price to be paid by the Buyer for the disposition pool.
     The Operating Partnership will provide partial financing to the Buyer of the Property in the amount of $2,250,000 (the “Seller Financing”). The Seller Financing will be subject to the consent of the Assumption Lender to (i) the recording of a second lien mortgage or deed of trust, as applicable, against the Property in favor of the Operating Partnership as security for the Seller Financing and (ii) authorization for Aimco, an affiliate of the General Partner, or its designated affiliate to assume management responsibilities at the Property in the event of default by the Buyer. If the parties are unable to obtain consent from the Assumption Lender to the imposition of a second lien on the Property, the Seller Financing will be secured by a pledge of 100% of the ownership interests in the Buyer owning the Property in favor of the Operating Partnership and providing that Aimco, an affiliate of the General Partner, or its affiliate will assume management of the applicable entity and the Property upon a default on the Seller Financing. Interest shall be payable on the Seller Financing at a rate of 3.5% for the first three years, and 4% each year thereafter until the loan matures on June 1, 2012.
     The Buyer is entitled to receive a credit at the closing in the amount of the received but unapplied balance of all security, damage or other refundable deposits required to be paid by tenants under the leases, plus interest thereon as may be required by the applicable lease or state law.
Assumption of the Existing Loan on the Property by Buyer
     The existing loan from ING USA Annuity & Life Insurance Company (the “Assumption Lender”), in the original principal amount of $19,250,000, will be assumed by the Buyer upon the closing of the sale of the Property. The balance due on the loan is $18,736,644 (principal and accrued but unpaid interest) as of September 30, 2008.
Pre-Closing Deliveries and Obligations
     The Operating Partnership appointed a management company affiliated with the Buyer as property management of the Property effective October 22, 2008.

     The Purchase Agreement requires the Operating Partnership to deliver certain documents to the Buyer, including (i) all documents relating to the Property (including a rent roll with all pertinent information relating to the tenants and leases), (ii) a standard form commitment for title insurance for the Property in an amount equal to the purchase price for an owner’s title insurance policy on the most recent ALTA form and (iii) a survey of the Property. The Operating Partnership is only responsible for payment of the basic premium for the title policy. The Buyer is responsible for any costs in excess of the basic premium and for the cost of a current survey or any update to the survey.
     On September 26, 2008, Buyer delivered written notice to the Operating Partnership identifying any contract relating to the ownership, maintenance, construction, repair or operation of the Property that Buyer wishes to terminate at closing. The Operating Partnership provided notices of termination for those contracts, and the effective date of each termination shall be not later than the closing date, or such later date as is required by the express terms of the contract. If any such contract cannot, by its terms, be terminated, Buyer shall assume such contract. Any contract not identified by Buyer in such notice and any contract that cannot be terminated by the express terms of the contract until after the closing date shall be assumed by Buyer. Buyer is responsible for any penalties or fees associated with the termination of any contracts it wishes to have terminated. The Operating Partnership is responsible for obtaining any necessary consents with respect to any contracts related to the Property assumed by Buyer, and has indemnified the Buyer from and against any and all claims, damages, costs and liabilities arising from or related to the Operating Partnership’s failure to obtain any such consent.
Closing
     The Buyer agreed to assume the mortgage on the Property at closing. The Buyer has until November 21, 2008 to obtain approval from the existing lenders to assume the mortgage loan. If the Buyer notifies the Operating Partnership on November 21, 2008 that loan assumption approval was not obtained and the Buyer used its best efforts to obtain such loan assumption approval, the Operating Partnership may either (a) extend the loan assumption deadline for an additional 30 days; (b) terminate the Purchase Agreement with respect to the Property and return the applicable deposit; or (c) repay the mortgage in full at closing, in which case the Operating Partnership would be responsible for any prepayment premium or penalty imposed by the lender in connection with the payoff. The expected closing date for the Property is January 9, 2009. If there is an extension of the loan assumption deadline, the Buyer has the right to extend the closing for up to 14 days by delivering notice to the Partnership no earlier than January 2, 2009 and not later than January 5, 2009. If the Operating Partnership elects to have the mortgage paid off at closing, but the Buyer is unable to obtain new financing for the Property as a result of Freddie Mac or Fannie Mae ceasing all lending operations, the Purchase Agreement shall terminate with respect to the Property, in which event the Buyer will receive a credit for the deposit paid on the Property at closing. The closing is also subject to other customary closing conditions and deliveries and may be accelerated with the parties’ consent.
Closing Prorations and Post Closing Adjustments
     With respect to each property, all normal and customarily proratable items will be prorated as of the closing date. The Operating Partnership or the Buyer may request an adjustment of any prorated item, with the exception of real property taxes which shall be final and not subject to readjustment, provided that no party has any obligation to make any adjustment after the expiration of 60 days after the closing, and unless the adjustment exceeds $2,500 (individually or in the aggregate) with respect to the Property.
Representations and Warranties
     The Purchase Agreement contains customary representations and warranties by the Operating Partnership. These representations and warranties include, without limitation, representations and warranties regarding existence and qualification; authority; non-contravention of existing contracts; validity and enforceability of the Purchase Agreement; possessory interest in the Property; litigation; governmental violations; material defaults under property contracts; and accuracy of the Property’s rent roll. The Operating Partnership’s representations and warranties survive for a period of one year after the closing. Except for the Operating Partnership’s specific representations, the Property is expressly being sold and purchased “as is,” “where is,” and “with all faults.” The Operating Partnership’s liability for any breach of a representation or warranty by the Operating Partnership is capped at $1,000,000. Additionally, Buyer may not bring any claim for breach of a representation by the Operating Partnership unless the claim for damages exceeds $5,000 (individually or in the aggregate).
     The Purchase Agreement also contains customary representations and warranties by the Buyer.
Covenants
     The Operating Partnership has agreed to certain covenants which may affect the operation of the Operating Partnership prior to closing, including: agreeing to restrictions on the making of material alterations to the Property or removing any material fixtures or tangible personal property, and restrictions on the creation of liens and encumbrances. The Operating Partnership has also agreed to certain additional covenants which may affect the operation of the Operating Partnership prior to closing, including: a commitment to endeavor to provide the Buyer with an updated weekly rent roll and a weekly summary of all leasing activity, restrictions on making material alterations to the Property or removing any material fixtures or tangible personal property, and restrictions on the creation of liens and encumbrances.
Conditions to the Parties’ Obligation to Close
     Operating Partnership’s Conditions to Closing
     The Operating Partnership’s obligation to complete the sale of the Property is subject to customary conditions. Such conditions include, among other things, the following:
•	The Operating Partnership shall have received all consents, documentation and approvals necessary to consummate and facilitate the transactions contemplated by the Purchase Agreement; and

•	There shall not be any pending, or to the knowledge of the Buyer or the Operating Partnership, any litigation or threatened litigation which, if determined adversely,

would restrain the consummation of the transactions contemplated by the Purchase Agreement or declare any covenants of the Buyer to be illegal, void or nonbinding.
     If the conditions to closing fail with respect to the Property, then the Operating Partnership may elect to either waive such condition or terminate the Purchase Agreement in its entirety. In such instance, a portion of the deposit may or may not be returned to the Buyer, depending on the circumstances surrounding the failure of the specific condition.
     Buyer’s Conditions to Closing
     The Buyer’s obligation to complete the sale of the Property also is subject to certain customary conditions. If such conditions fail, then, subject to the terms of the Purchase Agreement, Buyer has the option of either waiving such condition or terminating the Purchase Agreement and receiving the deposit back.
Risk of Loss
     The Operating Partnership has no obligation to repair any loss or damage to the Property by reason of any insured or uninsured casualty during the period through and including the closing date in excess of 30 percent of the allocated purchase price and shall notify the Buyer in writing of such damages. The Buyer may elect to terminate the Purchase Agreement, with respect to the Property, within ten days after notification of a casualty loss in excess of 30 percent of the allocated purchase price. With respect to any loss or damage less than 30 percent of the allocated purchase price, the Operating Partnership will either complete repairs if possible prior to the closing date or assign any insurance proceeds to the Buyer. The Operating Partnership must maintain in full force and effect until the closing date all existing insurance coverage on the Property.
Default
     If the Buyer defaults on its obligations to deliver when required any required deposit, the purchase price or any other specified deliveries, the Buyer will forfeit its deposit to the Operating Partnership, and neither the Buyer nor the Operating Partnership will be obligated to proceed with the purchase and sale of the Property. The Operating Partnership has waived the remedies of specific performance and additional damages for defaults from the Buyer (other than with respect to certain indemnification obligations on the part of the Buyer as set forth in the Purchase Agreement).
     If the Operating Partnership, prior to the closing, defaults in its representations, warranties, covenants, or obligations, the Buyer has the option of (i) if the Buyer has closed on the remaining properties for which there has been no default, seeking specific performance of the Operating Partnership’s obligations pursuant to the Purchase Agreement (but not damages); or (ii) terminating the Purchase Agreement for the property for which there was a default, proceed to closing on the remaining properties and receiving a return of the applicable deposit of the terminated property. If the Operating Partnership, prior to the closing, defaults under the Purchase Agreement and such default resulted from an intentional action or inaction of the Operating Partnership taken in bad faith (excluding any action or inaction the Operating

Partnership reasonably takes or refuses to take in response to a request or requirement of a lender) that causes the closing not to occur solely as a result of such action or inaction, a termination fee of $8,000,0000 shall be paid by the Operating Partnership to the Buyer, provided the Buyer has otherwise performed its obligations under the Purchase Agreement with respect to the remaining properties, including delivery of the purchase price therefor, and the Operating Partnership has been afforded notice and an opportunity to cure but has failed to cure the default.
Certain Other Termination Rights
     The Buyer has the right to terminate the Purchase Agreement with respect to a Property upon major property damage to such Property (cost of repairs to exceed 30% of the purchase price attributable to such Property) or condemnation of a material portion of any of such Property. In the event Buyer elects not to terminate the Purchase Agreement, Buyer will receive either (i) all insurance proceeds pertaining to any such damage (or the proceeds of any condemnation award) and a credit against the purchase price for the damaged Property in the amount of any deductible payable by the applicable seller in connection therewith or (ii) a credit against the purchase price for the damaged Property for the full replacement costs of repair to the subject Property, plus, to the extent covered by such seller’s insurance policy, any costs required pursuant to local code or zoning requirements.
     Additionally, in the event Buyer notifies a seller that a Loan Assumption Approval for a Property was not obtained despite Buyer’s best efforts to obtain such Loan Assumption Approval, the applicable seller has the right to either (i) extend the deadline to obtain the Loan Assumption Approval for the applicable Property for a period of 30 days, provided, however, if Buyer is unable to obtain new financing for such Property as a result of Freddie Mac or Fannie Mae ceasing all lending operations, the Purchase Agreement shall terminate with respect to such Property and Buyer shall receive a credit at closing against the purchase price for the remaining Property in an amount equal to the pro rata portion of the deposit allocated to the terminated Property (a “Termination Credit”); (ii) terminate the Purchase Agreement with respect to such Property, in which event Buyer shall receive a Termination Credit; or (iii) pay off the loan for the applicable Property (provided, however, that the applicable seller shall be responsible for payment of any prepayment premiums or penalties imposed by the applicable lender in connection with such payoff), but if Buyer is unable to obtain new financing for such Property as a result of Freddie Mac or Fannie Mae ceasing all lending operations, the Purchase Agreement shall terminate with respect to such Property and Buyer shall receive a Termination Credit.
Expenses and Closing Costs
     With respect to the Property, the Buyer will pay (i) any assumption fees in connection with the mortgage assumption, if applicable; (ii) any mortgage or similar taxes on new financing obtained by the Buyer; (iii) any taxes associated with the assumed mortgage; (iv) any sales taxes, use taxes or similar charges; (v) any premiums or fees required to be paid by the Buyer with respect to the title policy and (vi) one-half of the customary closing costs. The Operating Partnership will pay (i) the base premium for the title policy; (ii) the cost of recording any instruments required to discharge any liens or encumbrances against the Property; (iii) one-half of the customary closing costs; (iv) all late fees, penalties or any other sums due on the assumed mortgage prior to the closing date; and (v) all transfer, sales, use, gross receipts or similar taxes charged in the transfer of the Property.
Assignment
     With the exception of an assignment to an affiliate of the Buyer, the Purchase Agreement is not assignable by the Buyer without the prior written approval of the Operating Partnership.
Guaranty
     In connection with the Purchase Agreement, Aimco Properties, L.P. has guaranteed the following obligations of the Operating Partnership: (i) the return of the deposit, plus the return on deposit, upon the occurrence of an event that causes the return of either or both to be required under the terms of the Purchase Agreement; (ii) the payment of the termination fee, and (iii) the cost of collections associated with enforcing the guaranty.
WHERE YOU CAN FIND MORE INFORMATION
     We are subject to the informational requirements of the Exchange Act and are required to file annual and quarterly reports, proxy statements and other information with the SEC. You can inspect and copy reports and other information filed by us with the SEC at the SEC’s Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. You may also obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0300. The SEC also maintains an Internet site at http:\\www.sec.gov that contains reports, proxy and information statements regarding issuers, including us, that file electronically with the SEC.
     You should only rely on the information provided in this information statement or any supplement. We have not authorized anyone else to provide you with information. You should not assume that the information in this information statement or any supplement is accurate as of any date other than the date on the front of this information statement or the supplement.
     All documents we file with the SEC pursuant to Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act from the date of this information statement shall also be deemed to be incorporated herein by reference and will automatically update information in this information statement.
     You may request a copy of these filings, at no cost, by writing or calling us at the following address or telephone number:
c/o THE ALTMAN GROUP, INC.
1200 Wall Street
3rd Floor
Lyndhurst, NJ 07071
Telephone: (800) 217-9608
DELIVERY OF DOCUMENTS TO SECURITY HOLDERS SHARING AN ADDRESS

     Only one information statement is being delivered to multiple limited partners sharing an address unless the Partnership has received contrary instructions from one or more of the limited partners.
     The Partnership will undertake to deliver promptly upon written or oral request a separate copy of this information statement to a limited partner at a shared address to which the Partnership delivered a single copy of the information statement. If a limited partner wishes to notify the Partnership that he or she wishes to receive a separate copy of this information statement, the limited partner may contact the Partnership as follows:

By mail:	c/o THE ALTMAN GROUP, INC.
1200 Wall Street
3rd Floor
Lyndhurst, NJ 07071
By telephone:	(800) 217-9608
By facsimile:	(201) 460-0050
     A limited partner may also use the above telephone number, facsimile number or mailing address to notify the Partnership that limited partners sharing an address request delivery of a single copy of this information statement if they are receiving multiple copies of information statements.